Exhibit 99.1

For Immediate Release	Contact:	William E. Hitselberger
(610) 397-5298
bhitselberger@pmacapital.com

PMA Capital Reports Solid Second Quarter 2009 Results

Blue Bell, PA, August 3, 2009 -- PMA Capital Corporation (NASDAQ: PMACA) today reported the following financial results for the second quarter and first six months of 2009:

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands, except per share data)	2009	2008	2009	2008
Operating income before gain on sale of real estate	$4,074	$3,205	$11,890	$10,188
Gain on sale of real estate after tax	-	1,378	-	1,378
Operating income	4,074	4,583	11,890	11,566
Realized gains (losses) after tax	(307)	(372)	180	1,915
Income from continuing operations	3,767	4,211	12,070	13,481
Loss from discontinued operations after tax	(1,165)	(188)	(1,251)	(2,627)
Net income	$2,602	$4,023	$10,819	$10,854

Diluted per share amounts:
Operating income	$0.13	$0.14	$0.37	$0.36
Realized gains (losses) after tax	(0.01)	(0.01)	0.01	0.06
Income from continuing operations	0.12	0.13	0.38	0.42
Loss from discontinued operations after tax	(0.04)	-	(0.04)	(0.08)
Net income	$0.08	$0.13	$0.34	$0.34

Vincent T. Donnelly, President and Chief Executive Officer commented, “PMA Capital produced solid operating results for the quarter.  We had significant growth in the revenues and results of our Fee-based Business.  We modestly grew our core insurance business while achieving a combined ratio below 100%, and are seeing improvement in our workers’ compensation pricing trends.  The Company’s book value grew by 5% in the quarter reflecting improved values in our investment portfolio combined with our earnings.”

At The PMA Insurance Group, Mr. Donnelly noted the following significant operating highlights:

•
Pre-tax operating income was $10.0 million in the quarter and $25.2 million for the first six months of 2009, compared to $11.3 million and $25.0 million in the same periods last year.  The prior year results for both periods included a gain of $2.1 million from the sale of real estate;

380 Sentry Parkway * Blue Bell, PA 19422-0754 * www.pmacapital.com

•	The combined ratio improved modestly to 99.4% in the quarter and by 0.7 points to 96.5% year-to-date; and
•
Direct premium production, which excludes fronting premiums and premium adjustments, increased 6% in the second quarter to $102.2 million and increased 3% during the first six months of 2009 to $249.6 million.

Mr. Donnelly continued, “We are continuing to grow our Fee-based Business, and saw revenues increase $6.5 million to $39.2 million, which represented 15% of our total revenues for the first half of 2009, compared to 13% during the same period in 2008.  Organic growth of claims service revenues was 15% during the first six months of 2009, and PMA Management Corp. of New England, which we acquired in June 2008, added $4.1 million of claims service revenues for the first half of 2009.  As a result of organic growth and the acquisition, our Fee-based Business revenues increased 20%, compared to the first six months of last year.”

The Company previously announced the execution of a definitive stock purchase agreement to sell its Run-off Operations and the filing of the Form A with the Pennsylvania Insurance Department.  The closing of the sale and transfer of ownership are pending approval by the Department.  Under its amended terms, the Agreement may be terminated by either the Company or the buyer if the closing of the sale does not occur by October 31, 2009, or such later date as the parties may mutually agree.  The Company continues to work with the Department to resolve the remaining items associated with the regulatory review.

Financial Condition

Total assets were $2.5 billion as of June 30, 2009 and December 31, 2008.  Assets of discontinued operations represented 8% of total assets at June 30, 2009, compared to 10% at December 31, 2008.  At June 30, 2009, we had $29.0 million in cash and short-term investments at our holding company and non-regulated subsidiaries.

Shareholders’ equity and book value per share changed as follows:

	Three months ended		Six months ended
	June 30, 2009		June 30, 2009
(in thousands, except per share data)	Shareholders' equity	Book value per share	Shareholders' equity	Book value per share
Balance, beginning of period	$351,270	$10.91	$344,656	$10.78
Net income	2,602	0.08	10,819	0.34
Unrealized gain on securities, net of tax	14,230	0.44	12,384	0.38
Other	896	0.03	1,139	0.04
Impact of change in shares outstanding	-	(0.01)	-	(0.09)
Balance, end of period	$368,998	$11.45	$368,998	$11.45

The insurance companies within The PMA Insurance Group had statutory capital and surplus of $373.7 million as of June 30, 2009, compared to $332.9 million as of December 31, 2008.  The increase in capital and surplus during 2009 related primarily to statutory net income, which included a benefit from the commutation of a reinsurance agreement with an affiliated entity.  The PMA Insurance Group has the ability to pay $31.8 million in dividends during 2009 without the prior approval of the Pennsylvania Insurance Department.

Segment Operating Results

Operating income, which we define as net income under accounting principles generally accepted in the United States (GAAP) excluding net realized investment gains and losses and results from discontinued operations, is the financial performance measure used by our management and Board of Directors to evaluate and assess the results of our businesses.  Net realized investment activity is excluded because (i) net realized investment gains and losses are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains and losses that do not relate to the operations of the individual segments.  Operating income does not replace net income as the GAAP measure of our consolidated results of operations.

The following is a reconciliation of our operating results to GAAP net income:

	Three months ended		Six months ended
	June 30,		June 30,
(dollar amounts in thousands)	2009	2008	2009	2008
Pre-tax operating income (loss):
The PMA Insurance Group	$9,965	$11,341	$25,152	$24,960
Fee-based Business	1,525	1,201	3,538	3,387
Corporate & Other	(5,167)	(5,424)	(10,167)	(10,435)
Pre-tax operating income	6,323	7,118	18,523	17,912
Income tax expense	2,249	2,535	6,633	6,346
Operating income	4,074	4,583	11,890	11,566
Realized gains (losses) after tax	(307)	(372)	180	1,915
Income from continuing operations	3,767	4,211	12,070	13,481
Loss from discontinued operations after tax	(1,165)	(188)	(1,251)	(2,627)
Net income	$2,602	$4,023	$10,819	$10,854

Income from continuing operations included the following after-tax net realized gains (losses):

	Three months ended		Six months ended
	June 30,		June 30,
(dollar amounts in thousands)	2009	2008	2009	2008
Net realized gains (losses) after tax:
Sales of investments	$362	$(372)	$3,390	$1,933
Other than temporary impairments	(669)	-	(3,210)	-
Other	-	-	-	(18)
Net realized gains (losses) after tax	$(307)	$(372)	$180	$1,915

We recorded other than temporary impairments of $669,000 and $3.2 million after-tax during the three and six months ended June 30, 2009.  The impairments in the first half of 2009 related primarily to a $2.9 million loss for write-downs on $45.9 million par of CMBS that were sold during the second quarter in order to reduce our exposure to this asset sector.  These write-downs were measured based on public market prices.  At June 30, 2009, our CMBS had an average credit rating of AAA and fair value of $89.0 million, which represented 83% of their amortized cost.  Details of the Company’s investment portfolio at June 30, 2009 and December 31, 2008 are posted on our website at www.pmacapital.com.

The PMA Insurance Group

The PMA Insurance Group reported pre-tax operating income of $10.0 million for the second quarter of 2009, compared to $11.3 million for the same period last year.  Year-to-date pre-tax operating income increased modestly to $25.2 million, compared to $25.0 million for the first half of 2008.  The results for the second quarter and first six months of 2008 included a gain of $2.1 million from the sale of a property that housed one of our branch offices in order to move into a more modern, leased facility.

Direct premium production increased during the second quarter and first six months of 2009, compared to the same periods last year.  We define direct premium production as direct premiums written, excluding fronting premiums and premium adjustments.  The following is a reconciliation of our direct premium production to consolidated gross premiums written:

	Three months ended		Six months ended
	June 30,		June 30,
(dollar amounts in thousands)	2009	2008	2009	2008

Direct premium production	$102,212	$96,736	$249,579	$243,344
Fronting premiums	9,677	2,113	29,299	10,256
Premium adjustments	(2,753)	370	(7,629)	(13,828)
Direct premiums written	109,136	99,219	271,249	239,772
Assumed premiums and other	4,288	2,440	6,245	5,428
Gross premiums written	$113,424	$101,659	$277,494	$245,200

Fronting premiums increased in the second quarter and first half of 2009 primarily as a result of the two fronting arrangements we entered into during August 2008.  The decrease in premium adjustments in the first six months of 2009, compared to the same period last year, primarily reflected a lower amount of return premium adjustments on loss-sensitive products where the insured shares in the underwriting result of the policy.  We write these retrospective products because we believe they provide us with greater certainty in achieving our targeted underwriting results as the customer shares in the underwriting result of the policy with us.

Excluding fronting business, we wrote $33.4 million of new business in the second quarter of 2009, up from $25.7 million in the second quarter of 2008, and $71.4 million for the first half of 2009, up from $60.4 million during the same period last year.  Pricing on our workers’ compensation rate-sensitive business declined 3% during the first six months of 2009, compared to a 7% decrease during the first six months of 2008.  Our renewal retention rates on existing workers’ compensation accounts were 78% for the second quarter and 79% for the first six months of 2009, compared to 84% and 85% for the same periods last year.  The decline in the retention rates in 2009 primarily reflected lower retentions on rate-sensitive middle-market business as we continue to maintain disciplined underwriting standards in a price competitive environment.  While retention rates were also down on loss-sensitive workers’ compensation business, the decrease was lower than that on rate-sensitive business and retention rates remained higher for business written on a loss-sensitive basis than for business written on a rate-sensitive basis, reflecting our strategy to emphasize loss-sensitive business.

Net premiums written increased to $80.4 million in the second quarter of 2009, from $79.3 million in the second quarter of 2008.  For the six months ended June 30, 2009, net premiums written increased to $198.6 million, compared to $193.2 million during the same period last year.  The year-to-date increase in net premiums written was primarily due to the lower impact of premium adjustments.

Net premiums earned were $107.1 million in the second quarter of 2009, compared to $103.0 million in the second quarter of 2008.  For the first six months of 2009, net premiums earned increased to $212.2 million, from $188.8 million for the first half of 2008.  The increases in both periods reflect the increase in direct premium production over the past year.  The year-to-date increase also reflects the impact of lower return premium adjustments in 2009, which reduce earned premiums in the period the adjustment is made.

The combined ratio on a GAAP basis was 99.4% for the second quarter of 2009, compared to 99.5% in the second quarter last year.  In the second quarter of 2009, the loss and LAE ratio decreased primarily due to favorable development on captive business.  This improvement in loss experience was offset by an increase in policyholders’ dividends.

On a year-to-date basis, the combined ratio was 96.5% in 2009, compared to 97.2% for the same period in 2008.  The improvement in the combined ratio for the first six months of 2009, compared to the first six months of last year, was primarily the result of a lower expense ratio, which was partially offset by an increased loss and LAE ratio.

The increase in the loss and LAE ratio in the first six months of 2009 was due primarily to the first quarter reduction in audit premiums.  While payrolls, which declined by 2% through June, on our renewal book have been stable overall, this was lower than the rate of growth we experienced in 2008, and as a result, we reduced our accrual for additional audit premiums by $3.3 million.  Key loss indicators are in line with our expectations for this business, and we will continue to evaluate loss activity on these accounts as they mature, but we did not reduce our expectation of losses on these policies, which were primarily written in 2007 and 2008.  Although pricing changes coupled with payroll inflation for rate-sensitive workers’ compensation business were below overall estimated loss trends, our current accident year loss and LAE ratio remained consistent between periods as we continued to benefit in the first half of 2009 from changes in the type of workers’ compensation products selected by our insureds.  We estimate our medical cost inflation to be 6.0% in the first six months of 2009, compared to our estimate of 6.5% in the first six months of 2008.

The expense ratio for the first six months of 2009, compared to the same period last year, benefited as the increase in net premiums earned outpaced the 3% increase in our controllable expenses, which include salary, benefits and other employee-related costs. Commissions earned under our fronting arrangements reduced the acquisition expense ratio by 0.6 points for both the second quarter and first six months of 2009, compared to 0.7 points and 0.9 points for the same periods in 2008, as the ceding commissions earned on this business reduce our commission expense.

The policyholders’ dividend ratio was higher in the second quarter of 2009, compared to the same period last year.  The current year period reflected slightly lower than expected loss experience, which resulted in higher dividends on captive accounts business where the policyholders may receive a dividend based, to a large extent, on their loss experience.

Net investment income was $9.5 million in the second quarter of 2009, compared to $8.9 million in the prior year quarter.  Net investment income was $18.0 million for the first six months of 2009 and 2008.  The increase in the second quarter was due primarily to improved investment yields from our long-

term fixed income securities, which were partially offset by declining investment yields on our short-term fixed income securities.

Fee-based Business

For the second quarter of 2009, total revenues at our Fee-based Business increased to $19.5 million, up from $16.1 million for the same period last year.  For the six months ended June 30, 2009, total revenues increased to $39.2 million, compared to $32.7 million for the first half of 2008.  The increases in revenues primarily reflected increases in claims service revenues of $3.9 million and $7.8 million for the second quarter and first six months of 2009, partially offset by decreases in commission income of $512,000 and $1.3 million, respectively.  Organic claims service revenue growth was 13% in the quarter and 15% in the first six months of 2009, compared to the prior year periods.  Claims service revenues also increased by $2.2 million and $4.1 million in the second quarter and first six months of 2009 as a result of our June 2008 acquisition of PMA Management Corp. of New England, Inc.

Our Fee-based Business reported pre-tax operating income of $1.5 million for the second quarter of 2009, compared to $1.2 million for the same quarter last year.  Year-to-date pre-tax operating income was $3.5 million, compared to $3.4 million for the first half of 2008.  The increase in pre-tax operating income in 2009 was less than the growth in total revenues due primarily to the decline in the net commissions earned by our agency business.

Corporate and Other

The Corporate and Other segment, which includes primarily corporate expenses and debt service, recorded net expenses of $5.2 million during the second quarter of 2009, compared to $5.4 million in the second quarter of 2008.  Net expenses were $10.2 million during the first six months of 2009, compared to $10.4 million for the same period in 2008.

Discontinued Operations

Discontinued operations, which consists of our former reinsurance and excess and surplus lines businesses, recorded after-tax losses of $1.2 million and $1.3 million for the three and six months ended June 30, 2009, compared to after-tax losses of $188,000 and $2.6 million for the same periods in 2008.  The loss in 2009 reflects the write-down of our carrying value of the discontinued operations to zero.  The loss for the first six months of 2008 was due to a charge in the first quarter for adverse loss development.

Conference Call with Investors

As a reminder, we will hold a conference call with investors beginning at 8:30 a.m. Eastern Time on Tuesday, August 4th to review our second quarter 2009 results.  The conference call will be available via a live webcast over the Internet at www.pmacapital.com.  To access the webcast, enter the Investor Information section, click on News Releases and then click on the microphone icon.  Please note that by accessing the conference call via the Internet, you will be in a listen-only mode.

The call-in numbers and passcodes for the conference call are as follows:

Live Call	Replay
888-713-4213 (Domestic)	888-286-8010 (Domestic)
617-213-4865 (International)	617-801-6888 (International)
Passcode 53348087	Passcode 86929714

You may pre-register for the conference call using the following link:
www.theconferencingservice.com/prereg/key.process?key=PWKPPBTAD

Pre-registering is not mandatory but is recommended as it will provide you immediate entry into the call and will facilitate the timely start of the conference.  Pre-registration only takes a few moments and you may pre-register at anytime, including up to and after the call start time.  Alternatively, if you would rather be placed into the call by an operator, please use the dial-in information above at least five minutes prior to the call start time.

A replay of the conference call will be available over the Internet or by dialing the call-in number for the replay and using the passcode.  The replay will be available from approximately 11:30 a.m. Eastern Time on Tuesday, August 4th until 11:59 p.m. Eastern Time on Friday, September 4th.

Quarterly Statistical Supplement

Our Second Quarter Statistical Supplement, which provides more detailed historical information about us, is available on our website.  Please see the Investor Information section of our website at www.pmacapital.com.  You may also obtain a copy of this supplement by sending your request to:

PMA Capital Corporation
380 Sentry Parkway
Blue Bell, PA 19422
Attention: Investor Relations

Alternatively, you may make a request by telephone (610-397-5298) or by e-mail to InvestorRelations@pmacapital.com.  We will also furnish a copy of this news release and the Statistical Supplement to the Securities and Exchange Commission on a Form 8-K.  A copy of the Form 8-K will be available on the SEC’s website at www.sec.gov.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 with respect to the Company’s financial condition and results of operations and the plans and objectives of its management.  Forward-looking statements can generally be identified by use of forward-looking terminology such as “may,” “will,” “plan,” “expect,” “intend,” “anticipate,” “should” and “believe.”  These forward-looking statements may include estimates, assumptions or projections and are based on currently available financial, competitive and economic data and the Company’s current operating plans.  All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements.  The factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to:

•	adequacy of reserves for claim liabilities, including reserves for potential environmental and asbestos claims;
•
any future lowering or loss of one or more of our financial strength and debt ratings, and the adverse impact that any such downgrade may have on our ability to compete and to raise capital, and our liquidity and financial condition;

•	adequacy and collectibility of reinsurance that we purchase;
•	uncertainty as to the price and availability of reinsurance on business we intend to write in the future, including reinsurance for terrorist acts;
•	the effects of emerging claims and coverage issues, including changing judicial interpretations of available coverage for certain insured losses;
•	the success with which our independent agents and brokers sell our products and our ability to collect payments from them;
•
regulatory changes in risk-based capital or other standards that affect the cost of, or demand for, our products or otherwise affect our ability to conduct business, including any future action with respect to our business taken by the Pennsylvania Insurance Department or any other state insurance department;

•	our concentration in workers’ compensation insurance, which makes us particularly susceptible to adverse changes in that industry segment;
•	our ability to consummate the sale of our Run-off Operations in a timely manner;
•	severity of natural disasters and other catastrophes, including the impact of future acts of terrorism, in connection with insurance and reinsurance policies;
•
uncertainties related to possible terrorist activities or international hostilities and whether the Terrorism Risk Insurance Program Reauthorization Act of 2007 is extended beyond its December 31, 2014 termination date;

•	our ability to effectively compete in the highly competitive property and casualty insurance industry;
•	adverse economic or regulatory developments in the eastern part of the United States, particularly those affecting Pennsylvania, New York and New Jersey;
•	fluctuations in interest rates and other events that can adversely impact our investment portfolio;
•	disruptions in the financial markets that affect the value of our investment portfolio and our ability to sell our investments;
•	our ability to repay our indebtedness;
•	our ability to raise additional capital on financially favorable terms when required;
•	restrictions on our operations contained in any document governing our indebtedness;
•	the impact of future results on the value of recorded goodwill and other intangible assets and the recoverability of our deferred tax asset;
•	our ability to attract and retain qualified management personnel;
•	the outcome of any litigation against us;
•	provisions in our charter documents that can inhibit a change in control of our company; and
•	other factors or uncertainties disclosed from time to time in our filings with the Securities and Exchange Commission.

You should not place undue reliance on any forward-looking statements in this press release.  Forward-looking statements are not generally required to be publicly revised as circumstances change and we do not intend to update the forward-looking statements in this press release to reflect circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Unaudited)

	Three months ended June 30,
(dollar amounts in thousands, except per share data)	2009	2008

Gross premiums written	$113,424	$101,659

Net premiums written	$80,302	$79,146

Revenues:
Net premiums earned	$106,949	$102,920
Claims service revenues	16,835	12,937
Commission income	2,117	2,631
Net investment income	9,561	9,040
Net realized investment losses	(472)	(572)
Other revenues	190	2,214
Total revenues	135,180	129,170

Expenses:
Losses and loss adjustment expenses	73,494	71,572
Acquisition expenses	19,508	19,524
Operating expenses	31,540	27,347
Dividends to policyholders	2,311	1,493
Interest expense	2,476	2,688
Total losses and expenses	129,329	122,624

Pre-tax income	5,851	6,546

Income tax expense:
Current	265	151
Deferred	1,819	2,184
Total income tax expense	2,084	2,335

Income from continuing operations	3,767	4,211

Loss from discontinued operations after tax	(1,165)	(188)

Net income	$2,602	$4,023

Income (loss) per share:

Basic:
Continuing Operations	$0.12	$0.13
Discontinued Operations	(0.04)	-
	$0.08	$0.13

Diluted:
Continuing Operations	$0.12	$0.13
Discontinued Operations	(0.04)	-
	$0.08	$0.13

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Unaudited)

	Six months ended June 30,
(dollar amounts in thousands, except per share data)	2009	2008

Gross premiums written	$277,494	$245,200

Net premiums written	$198,280	$192,929

Revenues:
Net premiums earned	$211,879	$188,516
Claims service revenues	32,519	24,889
Commission income	5,580	6,912
Net investment income	18,018	18,475
Net realized investment gains	277	2,946
Other revenues	366	2,360
Total revenues	268,639	244,098

Expenses:
Losses and loss adjustment expenses	149,269	131,494
Acquisition expenses	36,706	34,216
Operating expenses	55,925	49,680
Dividends to policyholders	2,957	2,375
Interest expense	4,982	5,475
Total losses and expenses	249,839	223,240

Pre-tax income	18,800	20,858

Income tax expense:
Current	509	151
Deferred	6,221	7,226
Total income tax expense	6,730	7,377

Income from continuing operations	12,070	13,481

Loss from discontinued operations after tax	(1,251)	(2,627)

Net income	$10,819	$10,854

Income (loss) per share:

Basic:
Continuing Operations	$0.38	$0.42
Discontinued Operations	(0.04)	(0.08)
	$0.34	$0.34

Diluted:
Continuing Operations	$0.38	$0.42
Discontinued Operations	(0.04)	(0.08)
	$0.34	$0.34

PMA Capital Corporation
GAAP Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
(dollar amounts in thousands, except per share data)	2009	2008
Assets:
Investments:
Fixed maturities available for sale	$737,606	$719,048
Short-term investments	38,103	45,066
Other investments	21,073	8,127
Total investments	796,782	772,241

Cash	10,163	10,501
Accrued investment income	7,221	6,513
Premiums receivable	236,663	235,893
Reinsurance receivables	855,161	826,126
Prepaid reinsurance premiums	37,271	29,579
Deferred income taxes, net	126,397	138,514
Deferred acquisition costs	39,364	40,938
Funds held by reinsureds	54,312	51,754
Intangible assets	30,165	30,348
Other assets	123,460	116,646
Assets of discontinued operations	208,272	243,663
Total assets	$2,525,231	$2,502,716

Liabilities:
Unpaid losses and loss adjustment expenses	$1,271,089	$1,242,258
Unearned premiums	241,508	247,415
Debt	129,380	129,380
Accounts payable, accrued expenses
and other liabilities	222,359	216,266
Reinsurance funds held and balances payable	53,327	44,177
Dividends to policyholders	6,022	6,862
Liabilities of discontinued operations	232,548	271,702
Total liabilities	2,156,233	2,158,060

Shareholders' Equity:
Class A Common Stock	171,090	171,090
Additional paid-in capital	112,264	112,921
Retained earnings	145,500	140,184
Accumulated other comprehensive loss	(36,814)	(49,876)
Treasury stock, at cost	(23,042)	(29,663)
Total shareholders' equity	368,998	344,656
Total liabilities and shareholders' equity	$2,525,231	$2,502,716

Shareholders' equity per share	$11.45	$10.78